Exhibit 23.1

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	BDO 200 Park Avenue New York, NY 10166 USA

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A Amendment No.3 of our report dated March 6, 2024, relating to the financial statements of Semler Scientific, Inc. (the Company), which is included in the financial statements incorporated by reference in the Registration Statement on Form S-3/A Amendment No.3.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA, P.C.

New York, New York

August 9, 2024

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.